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NEWS RELEASE

ECOLAB INC.
Ecolab Center
370 North Wabasha Street
St. Paul, Minnesota  55102



RELEASE DATE:              FOR IMMEDIATE RELEASE

CONTACT:          Michael J. Monahan                 (651) 293-2809 (Tel)
                                                     (651) 225-3123 (Fax)
        ECOLAB RAISES DIVIDEND 8 PERCENT; ANNOUNCES ADDITIONAL 5 MILLION
                                SHARE REPURCHASE


         ST. PAUL, Minn., December 7, 2000: The Board of Directors of Ecolab Inc. today increased the company's quarterly cash dividend by 8% to $0.13 per common share, to be paid January 16, 2001 to shareholders of record at the close of business on December 19, 2000. This results in a new indicated annual cash dividend of $0.52 per share. It is the ninth consecutive annual dividend rate increase.

         Ecolab has paid cash dividends on its common stock for 64 consecutive years. Ecolab last increased its dividend in December 1999.

         At the same time, the board of directors authorized the company to repurchase up to 5 million additional shares of Ecolab stock.

         Commenting on the announcement, Allan L. Schuman, Chairman, President and Chief Executive Officer of Ecolab, said, "Ecolab is committed to improving shareholder value. This dividend increase is in keeping with our desire to provide steady improvement in our cash dividend to shareholders. Along with increasing dividends, we have also undertaken other successful measures to use our cash flow to improve long-term shareholder value, as demonstrated by our past investments in Ecolab's



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existing business, acquisitions, and shares repurchased in the open market.
With our many business opportunities, we believe that reducing the rate at which our cash dividend increases in order to retain more cash for growth investments and share repurchase will yield better capital gains and dividend growth for Ecolab shareholders."

         The new authority will be in addition to the repurchase of up to $200 million of Ecolab stock which the company announced in May 2000, and expects to substantially complete by year-end.

         The company will conduct its purchases in the open market and in privately negotiated transactions from time to time, depending on market conditions, and use the shares for stock incentive plans and for general corporate purposes. Ecolab had 132 million diluted shares outstanding at November 30, 2000.

         Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, maintenance and pest elimination products and services for the hospitality, institutional and industrial markets. For the year ended December 31, 1999, Ecolab reported sales of $2.1 billion; including European joint venture sales of $0.9 billion, Ecolab's global sales coverage was $3 billion. Ecolab shares are traded on the New York Stock Exchange and the Pacific Exchange under the symbol ECL.

         Ecolab news releases and other investor information are available on the Internet at www.ecolab.com and by telephone at 1-800-FACT-ECL.

         This new release contains various "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995, concerning our intention to declare cash dividends and reacquire shares. These statements, which represent Ecolab's expectations or beliefs concerning

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various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements. These include, but are not limited to, unexpected requirements for cash, including for acquisitions, changes in the Company's business prospects, the number of stock options exercised by employees, the market price of the Company's stock, unexpected changes in financial market conditions, changes in tax law affecting dividend income and capital gains taxation, and the potential need to periodically refrain from market purchases due to securities law requirements as well as other uncertainties or risks reported from time to time in the Company's reports to the Securities and Exchange Commission.



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